Exhibit 5.1

INTERNAL REVENUE SERVICE P. O. BOX 2508 CINCINNATI, OH 45201	DEPARTMENT OF THE TREASURY
Date: March 04, 2010 TESORO CORPORATION C/O NANCY W FURNEY WINSTEAD PC 1201 ELM ST SUITE 5400 DALLAS, TX 75270	Employer Identification Number: 95-0862768 DLN: 409055004 Person to Contact: JULIA M PITULA ID # 31182 Contact Telephone Number: (513) 263-3634 Plan Name: TESORO CORPORATION THRIFT PLAN Plan Number: 002
Dear Applicant:
We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.
Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401 - 1(b) (3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.
The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provides examples of the effect of a plan's operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.
This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.
This determination letter gives no reliance for any qualification change that becomes effective, any guidance published, or any statutes enacted, after the issuance of the Cumulative List (unless the item has been identified in the Cumulative List) for the cycle under which this application was submitted.
This letter may not be relied on after the end of the plan's first five‑year remedial amendment cycle that ends more than 12 months after the application was received. This letter expires on January 31, 2014. This letter considered the 2007 Cumulative List of Changes in Plan Qualification Requirements.

This determination letter is applicable for the amendment(s) executed

Letter 2002 (DO / CG)

TESORO CORPORATION

on 12/30/08 & 1/26/07.
This determination letter is also applicable for the amendment(s) dated on 10/16/06 & 12/30/03.
This determination is subject to your adoption of the proposed amendments submitted in your letter dated 11/23/09. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).
We have sent a copy of this letter to your representative as indicated in the Form 2848 Power of Attorney or appointee as indicated by the Form 8821 Tax Information Authorization.
If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.
Sincerely,

Andrew E. Zuckerman
Director, EP Rulings & Agreements
Enclosures:
Publication 794

Letter 2002 (DO / CG)